Exhibit 99

FOR IMMEDIATE RELEASE

Contacts: John Hulbert, Investors, (612) 761-6627
Eric Hausman, Financial Media, (612) 761-2054
Target Media Hotline, (612) 696-3400

Target Corporation Announces

New $5 Billion Share Repurchase Authorization

Expects to Complete Current $10 Billion Program in Early 2012

MINNEAPOLIS (January 12, 2012) — Target Corporation (NYSE: TGT) today announced that its board of directors has authorized a new $5 billion share repurchase program. The company expects to begin repurchasing shares under this new authorization upon completion of the current $10 billion program in early 2012.

Since Target announced its current share repurchase authorization in November 2007, through the third quarter of 2011 the company had repurchased more than 185 million shares at an average price of $51.53 per share. These repurchased shares represent approximately 22 percent of shares outstanding at the time the current program was announced. The company expects to complete the new $5 billion authorization in the next 2 to 3 years.

“Our plans envision continued generation of much more cash than we believe is appropriate to invest in our core businesses,” said Doug Scovanner, EVP and chief financial officer of Target Corporation. “We’re committed to maintaining Target’s long history of returning cash to shareholders through both dividends and share repurchase, and this new authorization will allow for seamless execution of share repurchase beyond completion of the current program.”

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Target Corporation Announces New $5 Billion Share Repurchase Authorization – Page 2 of 3

Priorities for Dividends and Share Repurchase

Dividends represent the foundation of Target’s strategy to return cash to its shareholders. The company has paid a dividend every quarter since it became a public company in 1967, and in 2011 the company marked its 40th consecutive year of annual dividend increases. Over the last 5 years, Target Corporation’s dividend has grown much faster than earnings per share, reflecting a slower pace of capital expenditures along with robust generation of cash from operations. The company expects to continue to grow the dividend at a robust pace which would allow the annual dividend to rise to $3.00 or more by 2017, assuming the company meets its goal to grow annual earnings per share to $8.00 or more by that time.

Share repurchase represents an opportunity to apply excess cash flow to what the company believes will be an attractive long-term investment, and the company intends to continue to govern its pace of execution of share repurchase to allow it to maintain strong investment-grade credit ratings.  The company believes this investment will prove to be especially valuable if it is able to achieve its long-term EPS growth objectives.

Through the first three quarters of 2011, a year in which capital investment has been elevated to support the company’s expected 2013 Canadian market launch, the company has invested more than $1.7 billion in share repurchase, retiring more than 34 million shares.  These repurchased shares represent nearly 5% of shares outstanding at the beginning of the year. In 2012, while capital investment will remain somewhat elevated in support of the Canadian market launch, the company anticipates it will have capacity to invest another $1.5 billion or more in share repurchase.  Over time the pace of share repurchase execution will likely increase, as annual capital expenditures are expected to moderate following the launch of Target stores in Canada.

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Target Corporation Announces New $5 Billion Share Repurchase Authorization – Page 3 of 3

Forward-Looking Statements

Statements in this release regarding expected dividends, share repurchase, earnings per share, share price, cash flow and capital expenditures are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially. The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 29, 2011.

About Target

Minneapolis-based Target Corporation (NYSE:TGT) serves guests at 1,767 stores across the United States and at Target.com. The company plans to open its first stores in Canada in 2013. In addition, the company operates a credit card segment that offers branded proprietary credit card products. Since 1946, Target has given 5 percent of its income through community grants and programs; today, that giving equals more than $3 million a week. For more information about Target’s commitment to corporate responsibility, visit Target.com/hereforgood.

For more information, visit Target.com/Pressroom.

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